Exhibit 10.2

Execution Version

TAX MATTERS AGREEMENT

BY AND AMONG

Rexnord Corporation,

LAND NEWCO, INC.,

AND

REGAL BELOIT CORPORATION

DATED AS OF FEBRUARY 15, 2021

TABLE OF CONTENTS
(continued)

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of February 15, 2021, by and among Rexnord Corporation, a Delaware corporation (“Remainco”), Land Newco, Inc., a Delaware corporation and indirect wholly owned subsidiary of Remainco (“Spinco,” and together with Remainco, the “Companies,” and each a “Company”), and Regal Beloit Corporation, a Wisconsin corporation (“RMT Partner,” and together with Remainco and Spinco, the “Parties,” and each a “Party”).

RECITALS

WHEREAS, the Board of Directors of Remainco has determined that it is in the best interests of Remainco and its shareholders to separate the Spinco Business from the Remainco Retained Business and to divest the Spinco Business in the manner contemplated by the Separation and Distribution Agreement by and between Remainco and Spinco (the “Separation and Distribution Agreement”) and the Merger Agreement;

WHEREAS, the Board of Directors of Remainco and the Board of Directors of Spinco have approved the transfer of the Spinco Assets (as defined in the Separation and Distribution Agreement) to Spinco and its Affiliates and the assumption by Spinco and its Affiliates of the Spinco Liabilities (as defined in the Separation and Distribution Agreement), all as more fully described in the Separation and Distribution Agreement and the other Ancillary Agreements;

WHEREAS, Remainco owns all of the issued and outstanding shares of Chase Acquisition I, Inc., a Delaware corporation (“Acquisitionco”), which in turn owns all of the issued and outstanding shares of RBS Global, Inc., a Delaware corporation (“Debtco”), which in turn currently owns all of the outstanding membership interests of Rexnord, LLC, a Delaware limited liability company (“Intermediateco”), which in turn currently owns all of the issued and outstanding shares of the common stock, $0.01 par value, of Spinco (the “Spinco Common Stock”);

WHEREAS, as more fully described in the Separation and Distribution Agreement and the other Ancillary Agreements, (1) immediately prior to the Effective Time, Intermediateco will effect the Contribution and distribute all of the shares of Spinco Common Stock held by Intermediateco to Debtco (the “First Distribution”), (2) immediately after the First Distribution, Debtco will distribute all of the shares of Spinco Common Stock received in the First Distribution to Acquisitionco (the “Second Distribution”), (3) immediately after the Second Distribution, Acquisitionco will distribute all of the shares of Spinco Common Stock received in the Second Distribution to Remainco (the “Third Distribution”) and (4) immediately after the Third Distribution, Remainco will distribute all of the shares of Spinco Common Stock received in the Third Distribution to the holders of the outstanding shares of common stock, $0.01 par value, of Remainco (the “Remainco Common Stock”) as of the close of business on the Record Date by means of a pro rata distribution and in accordance with a distribution ratio to be determined by the Board of Directors of Remainco (the “Spin-Off, and, together with the First Distribution and the Second Distribution, the “Distributions”);

WHEREAS, for U.S. federal income tax purposes, the Contribution and the Second Distribution, taken together, are intended to qualify as a “reorganization” within the meaning of Sections 355 and 368(a)(1)(D) of the Code and each of the Distributions (other than the First Distribution) is intended to qualify as a distribution described in Section 355 of the Code;

WHEREAS, for U.S. federal income tax purposes, it is the intention of the Companies that the Spin-Off, except for cash received in lieu of any fractional shares, will qualify as tax-free under Section 355(a) of the Code to Remainco shareholders and as tax-free to Remainco under Section 355(c) of the Code;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Remainco, Spinco, RMT Partner, and Phoenix 2021, Inc., a Delaware corporation (“Merger Sub”), immediately following the Spin-Off, Merger Sub will merge with and into Spinco (the “Merger”) and all shares of Spinco Common Stock will be converted into the right to receive common stock, par value $0.01 per share, of RMT Partner, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, for U.S. federal income tax purposes, it is the intention of the Parties that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, in connection with the Contribution, the Distributions and the Merger, the Parties desire to set forth their agreement with respect to tax matters for taxable periods prior to and including the Distribution Date.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

Section 1.            Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Active Business” means any business relied on to satisfy (i) the active trade or business requirements of Section 355(b) of the Code and Treasury Regulation Section 1.355-3 or (ii) the continuity of business enterprise requirements under Treasury Regulation Section 1.368-1(d), to the extent identified as such in the Tax Materials.

“Active Business Entity” means any entity identified in the Tax Materials as conducting an Active Business as of the Distribution Date.

“Adjustment” means a Remainco Adjustment, a Spinco Adjustment or a Joint Adjustment.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Benefited Party” has the meaning set forth in Section 3.06(a)(iii).

“Business Day” has the meaning set forth in the Separation and Distribution Agreement.

“Capital Stock” means all classes or series of capital stock of a Company, including (a) common stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in the Company for U.S. federal income tax purposes.

“Chosen Courts” has the meaning set forth in Section 15.11 of this Agreement.

“Claiming Company” shall have the meaning set forth in Section 3.06(a)(i) of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” and “Company” have the meanings set forth in the Preamble.

“Contribution” has the meaning ascribed to the term “Spinco Contribution” in the Separation and Distribution Agreement.

“Controlling Company” has the meaning set forth in Section 9.02(a) of this Agreement.

“Correlative Detriment” means an increase in a Tax of a Company (or its Affiliates) that occurs as a result of the Tax position that is the basis for a claim for Refund by the Claiming Company or for a Final Determination, utilizing the assumptions set forth in the description of Remainco Full Taxpayer or Spinco Full Taxpayer, as the case may be.

“Dispute” has the meaning set forth in Section 13.01 of this Agreement.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Distributions” has the meaning set forth in the Recitals.

“Distribution Taxes” means, without duplication, any and all Taxes (a) required to be paid by or imposed on a Company or any of its Affiliates resulting from, or directly arising in connection with, the failure of the Contribution and First Distribution, taken together, to qualify as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code (or the failure to qualify under or the application of corresponding provisions of the Tax Laws of other jurisdictions); or (b) required to be paid by or imposed on a Company or any of its Affiliates resulting from, or directly arising in connection with, the failure of the stock distributed in the Distributions to constitute “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code (or any corresponding provision of the Tax Laws of other jurisdictions).

“Distribution Tax-Related Losses” means (a) all Distribution Taxes imposed pursuant to any Final Determination and (b) all reasonable accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes, in each case, resulting from the failure of the Contribution and the Distributions to have Tax-Free Status.

“Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Tax Authority, whichever is applicable.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Entity” has the meaning set forth in the Separation and Distribution Agreement.

“Extraordinary Transaction” means any action that is not in the ordinary course of business, but shall not include any action expressly required or otherwise contemplated by the Separation and Distribution Agreement, the Merger Agreement or any Ancillary Agreements or that is undertaken pursuant to the Contribution, the Distribution or the Separation Transactions.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or non-U.S. taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Companies.

“Final Overlap Shareholder Spreadsheet” has the meaning set forth in Schedule D to the Merger Agreement.

“Group” means the Remainco Group or the Spinco Group, or both, as the context requires.

“Income Taxes” means:

(a)       all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; and

(b)       any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Tax Authority.

“Income Tax Returns” means all Tax Returns that relate to Income Taxes.

“Internal Restructuring” has the meaning set forth in the Separation and Distribution Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest which is neither a Spinco Adjustment nor a Remainco Adjustment.

“Law” means any Legal Requirement as defined in in the Separation and Distribution Agreement.

“Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Merger Sub” has the meaning set forth in the Recitals.

“Mixed Business Tax Return” means any Tax Return, including any consolidated, combined or unitary Tax Return, that reflects or reports Taxes that relate to at least one asset or activity that is part of the Remainco Retained Business, on the one hand, and at least one asset or activity that is part of the Spinco Business, on the other hand.

“Non-Controlling Company” has the meaning set forth in Section 9.02(b) of this Agreement.

“Overlap Shareholders” has the meaning set forth in the Merger Agreement.

“Parties” and “Party” have the meanings set forth in the Preamble.

“Past Practices” has the meaning set forth in Section 3.03(a) of this Agreement.

“Payment Date” means (a) with respect to any Remainco federal consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (b) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” has the meaning set forth in Section 4.02(a) of this Agreement.

“Person” has the meaning set forth in the Separation and Distribution Agreement, and includes Entities.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Post-Distribution Ruling” has the meaning set forth in Section 6.01 of this Agreement.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Preliminary Tax Advisor” has the meaning set forth in Section 13.03 of this Agreement.

“Privilege” has the meaning set forth in the Separation and Distribution Agreement.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Company management or shareholders, is a hostile acquisition, or otherwise, as a result of which a Company would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from a Company and/or one or more holders of outstanding shares of Capital Stock, (x) with respect to Spinco, any share of Capital Stock of the Company, or (y) with respect to Remainco, a number of shares of Capital Stock of the Company that would, when combined with any other changes in ownership of Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise forty percent (40%) or more of (A) the value of all outstanding shares of stock of the Company as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of the Company as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by a Company of a shareholder rights plan, (ii) issuances by a Company that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d) or (iii) transfers of Capital Stock of a Company that satisfy Safe Harbor VII (relating to public trading) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Merger shall not constitute a Proposed Acquisition Transaction.

“Record Date” has the meaning set forth in the Separation and Distribution Agreement.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any Taxes imposed by any Tax Authority on the receipt of the refund.

“Remainco” has the meaning set forth in the Preamble.

“Remainco Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Remainco would be solely responsible for any resulting Tax or solely entitled to receive any resulting Tax Benefit under this Agreement.

“Remainco Retained Business” has the meaning provided in the Separation and Distribution Agreement.

“Remainco Common Stock” has the meaning set forth in the Recitals.

“Remainco Consolidated Return” means any U.S. federal consolidated Income Tax Return required to be filed by Remainco as the “common parent” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code), and any consolidated, combined, unitary or similar Income Tax Return required to be filed by Remainco under a similar or analogous provision of state, local or non-U.S. Law.

“Remainco Consolidated Taxes” means any Taxes attributable to any Remainco Consolidated Return.

“Remainco Full Taxpayer” means the assumption that each relevant member of the Remainco Group (a) is subject to the highest marginal regular statutory Income Tax rate, (b) in the case of a Tax Benefit, has sufficient taxable income to permit the realization or receipt of the relevant Tax Benefit at the earliest possible time, and (c) in the case of an Adjustment, will not utilize any Tax Attribute other than a Tax Attribute arising from the Adjustment at issue.

“Remainco Group” has the meaning set forth in the Separation and Distribution Agreement.

“Remainco SAG” means the “separate affiliated group” as defined in Section 355(b)(3) of the Code that includes Remainco.

“Remainco Tainting Act” means (a) any action (or the failure to take any action) within its control by Remainco or any member of the Remainco Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the capital stock of Remainco, any assets of Remainco or any assets of any member of the Remainco Group that, or (c) any breach by Remainco or any member of the Remainco Group of any representation, warranty or covenant made by them in this Agreement, the Merger Agreement, any Ancillary Agreement or the Tax Materials that, in each case, would affect the Tax-Free Status; provided, however, the term “Remainco Tainting Act” shall not include any action expressly required or permitted by the Separation and Distribution Agreement, the Merger Agreement or any Ancillary Agreements or undertaken pursuant to the Distribution Documents (other than any action described in Section 6.01).

“Remainco Taxes” means, without duplication, (a) any Remainco Consolidated Taxes, (b) any Taxes that are attributable to the Remainco Retained Business, (c) any Taxes imposed (i) on gain recognized under Treasury Regulations Section 1.1502-19(b) in connection with an excess loss account with respect to the stock of Spinco or any member of the Spinco Group at the time of the Distributions, (ii) on net deferred gains taken into account under Treasury Regulations Section 1.1502-13(d) with respect to deferred intercompany transactions between a Spinco Group member and a Remainco Group member and (iii) under similar or corresponding provisions of state, local or non-U.S. Law, (d) any Taxes attributable to a Remainco Tainting Act, (e) any Taxes attributable to Spinco or a member of the Spinco Group attributable to any Pre-Distribution Period, and (f) any Taxes with respect to the Separation Transactions or the Internal Restructuring.

“Required Company” shall have the meaning set forth in Section 4.02(a) of this Agreement.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Restricted Period” means the period beginning at the Effective Time and ending on the two (2)-year anniversary of the day after the Distribution Date.

“Retention Date” shall have the meaning set forth in Section 8.01 of this Agreement.

“RMT Partner” has the meaning set forth in the Preamble.

“Ruling Request” means the letter filed by Remainco with the IRS requesting the rulings specified in clauses (a) through (c) contemplated in the definition of Ruling set forth in the Merger Agreement (including all attachments, exhibits, and other materials submitted with such ruling request letter and any amendment or supplement to such ruling request letter).

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Separation Plan” has the meaning set forth in the Separation and Distribution Agreement.

“Separation Transactions” means those transactions undertaken by the Companies and their Affiliates pursuant to the Separation Plan to separate ownership of the Spinco Business from ownership of the Remainco Retained Business.

“Single Business Tax Return” means any Tax Return including any consolidated, combined or unitary Tax Return that reflects or reports Tax Items relating only to the Remainco Retained Business, on the one hand, or the Spinco Business, on the other (but not both).

“Spinco” has the meaning set forth in the Preamble.

“Spinco Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Spinco would be solely responsible for any resulting Tax or solely entitled to receive any resulting Tax Benefit under this Agreement.

“Spinco Business” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Common Stock” has the meaning set forth in the Recitals.

“Spinco Full Taxpayer” means the assumption that each relevant member of the Spinco Group (a) is subject to the highest marginal regular statutory Income Tax rate, (b) in the case of a Tax Benefit, has sufficient taxable income to permit the realization or receipt of the relevant Tax Benefit at the earliest possible time, (c) in the case of an Adjustment, will not utilize any Tax Attribute other than a Tax Attribute arising from the Adjustment at issue.

“Spinco Group” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco New Debt” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Replacement Debt” has the meaning set forth in Section 6.01(a) of this Agreement.

“Spinco SAG” means the “separate affiliated group” as defined in Section 355(b)(3) of the Code that includes Spinco.

“Spinco Tainting Act” means (a) any action (or the failure to take any action) within its control by Spinco or any member of the Spinco Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the capital stock of Spinco, any assets of Spinco or any assets of any member of the Spinco Group that, or (c) any breach by Spinco or any member of the Spinco Group of any representation, warranty or covenant made by them in this Agreement, the Merger Agreement, any Ancillary Agreement or the Tax Materials that, in each case, would affect the Tax-Free Status; provided, however, that the term “Spinco Tainting Act” shall not include any action expressly required or permitted by the Separation and Distribution Agreement, the Merger Agreement or any Ancillary Agreements (other than any action described in Section 6.01) or undertaken pursuant to, or prior to, the Distributions.

“Spinco Taxes” means, without duplication, (a) any Taxes of Spinco or a member of the Spinco Group attributable to any Post-Distribution Period , (b) any Taxes attributable to a Spinco Tainting Act, and (c) any Taxes attributable to an Extraordinary Transaction effected after the Effective Time on the Distribution Date by Spinco or a member of the Spinco Group at the direction of RMT Partner, in the case of each of clauses (a) through (c), other than Remainco Taxes.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Tax” or “Taxes” means (a) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, escheat or unclaimed property liability, customs, duties, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing and (b) all liabilities in respect of any items described in clause (a) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law), in each case, including any Taxes resulting from an Adjustment.

“Tax Advisor” means a tax counsel or accountant of recognized standing in the relevant jurisdiction.

“Tax Attribute” means a net operating loss, net capital loss, investment credit, foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could affect a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments (determined on a “with and without” basis) that is actually received, net of reasonable expenses related to establishing the Tax Benefit.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” means the following U.S. federal income Tax consequences in connection with the Distributions and certain related transactions, (a) the qualification of the Contribution and Second Distribution, taken together, as a “reorganization” described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) each of the Distributions (other than the First Distribution) as a transaction in which the Spinco Common Stock distributed to Acquisitionco, to Remainco and to holders of Remainco Common Stock, respectively, is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code cause such Spinco Common Stock to be treated as other than “qualified property” for such purposes), (c) the nonrecognition of income, gain or loss by Intermediateco and Spinco upon the Contribution and the Second Distribution under Sections 355, 361 and/or 1032 of the Code, as applicable, other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, and (d) the nonrecognition of income, gain or loss by Acquisitionco, Remainco and the holders of Remainco Common Stock, respectively upon the receipt of Spinco Common Stock in the Distributions (except with respect to the receipt of cash in lieu of fractional shares of Spinco Common Stock, if any).

“Tax-Free Transaction Failure” shall have the meaning set forth in Section 3.08 of this Agreement.

“Tax Item” means any item of income, gain, loss, deduction, expense, or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Materials” means the Tax Opinions/Rulings or any submission, certificate, representation letter or other material delivered by the Parties to a Tax Advisor or Tax Authority in connection with the rendering of any Tax Opinions/Rulings; provided that Tax Materials shall exclude any materials not provided to RMT Partner to review prior to execution.

“Tax Opinions/Rulings” means (x) the formal written opinions or similar memoranda of a Tax Advisor regarding the Tax-Free Status and/or (y) the rulings by the IRS or other Tax Authority received in respect of a Ruling Request delivered to Remainco (and made available to Spinco or, if prior to the Effective Time, RMT Partner), in each case, in connection with the Contribution, the Distributions or the Merger or otherwise with respect to the Separation Transactions, including, for the avoidance of doubt, the Remainco Tax Opinion.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transaction Taxes” mean any Taxes other than Distribution Taxes (a) imposed on or by reason of the Contribution and Distributions, or (b) imposed on the distribution of cash or any other property from Spinco to Intermediateco, Acquisitionco or Remainco, including any Transfer Taxes.

“Transfer Tax” means any sales, use, privilege, transfer (including real property transfer), intangible, recordation, registration, documentary, stamp, duty or similar Tax imposed with respect to the Separation Transactions.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, on which the Companies may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Contribution and Distributions would have qualified for Tax-Free Status.

Section 2.              Allocation of Tax Liabilities.

Section 2.01          General Rule.

(a)           Remainco Liability. Remainco shall be liable for, and shall indemnify and hold harmless the Spinco Group from and against (x) any liability for Remainco Taxes and (y) any Distribution Tax-Related Losses for which Remainco is responsible pursuant to Section 6.02.

(b)           Spinco Liability. Spinco shall be liable for, and shall indemnify and hold harmless the Remainco Group from and against (x) any liability for Spinco Taxes and (y) any Distribution Tax-Related Losses for which Spinco is responsible pursuant to Section 6.02.

Section 2.02          Attribution of Taxes.

(a)          General. For all purposes of this Agreement, a Tax and any Tax Items shall be considered attributable to the Spinco Business on the one hand and the Remainco Retained Business on the other (but not both) to the extent that such Tax and/or Tax Item would result if such Tax Return were prepared on a separate basis taking into account only the operations and assets of the Spinco Business on the one hand and only the operations and assets of the Remainco Retained Business on the other hand (but not both), as applicable. With respect to U.S. federal Income Taxes, Remainco and Spinco shall cooperate in good faith to determine such amount on a separate pro forma Spinco Group consolidated return prepared: (i) including only Tax Items of members of the Spinco Group that were included in the relevant Remainco Consolidated Return; (ii) using all elections, accounting methods and conventions used on such Remainco Consolidated Return; and (iii) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period. With respect to other Income Taxes attributable to the Spinco Business, Remainco and Spinco shall cooperate in good faith to determine such amount using similar principles. With respect to any other Tax Items, Remainco and SpinCo shall cooperate in good faith to determine, and otherwise in accordance with this Agreement, which Tax Items are properly attributable to assets or activities of the Spinco Business (and in the case of a Tax Item that is properly attributable to both the Spinco Business and the Remainco Retained Business, the allocation of such Tax Item between the Spinco Business and the Remainco Retained Business).

(b)           Straddle Period Tax Allocation. Remainco and Spinco shall take all actions necessary or appropriate to close the taxable year of Spinco and each member of the Spinco Group for all Tax purposes as of the close of the Distribution Date to the extent permissible or required under applicable Law. If applicable Law does not require or permit Spinco or any member of the Spinco Group, as the case may be, to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of Spinco or such member of the Spinco Group as of the close of the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis.

Section 2.03         Transaction Taxes. Transaction Taxes shall be allocated 100% to Remainco.

Section 3.             Preparation and Filing of Tax Returns.

Section 3.01        General. Tax Returns shall be prepared and filed when due (including extensions) in accordance with this Section 3. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.

Section 3.02         Responsibility for Preparation and Filing and Payment of Taxes Shown Due.

(a)          Remainco Consolidated Return. Remainco shall prepare and file all Remainco Consolidated Returns for a Pre-Distribution Period or a Straddle Period. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are effected by the Spinco Group on the Distribution Date after the Effective Time as occurring on the day after the Distribution Date to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or non-U.S. Law.

(b)          Mixed Business Tax Returns

(i)             Remainco shall prepare and file (or cause to be prepared and filed) any Mixed Business Tax Return for a Pre-Distribution Period or a Straddle Period required by Law to be filed by the Remainco Group.

(ii)           Spinco shall prepare and file (or cause to be prepared and filed) any Mixed Business Tax Return for a Pre-Distribution Period or a Straddle Period required by Law to be filed by the Spinco Group after the Distribution Date.

(c)          Single Business Tax Returns.

(i)             Remainco shall prepare and file (or cause to be prepared and filed) any Single Business Tax Return for a Pre-Distribution Period or a Straddle Period required by Law to be filed by the Remainco Group.

(ii)           Spinco shall prepare and file (or cause to be prepared and filed) any Single Business Tax Return for a Pre-Distribution Period or a Straddle Period required by Law to be filed by the Spinco Group after the Distribution Date.

(d)          Notwithstanding anything to the contrary in this Section 3, (i) the portion of any Tax Return that relates to any Taxes attributable to a Remainco Tainting Act shall be prepared by the Responsible Company in the manner determined by Remainco in its sole discretion, (ii) the portion of any Tax Return not described in the foregoing clause (i) that relates to any Taxes attributable to a Spinco Tainting Act shall be prepared by the Responsible Company in the manner determined by Spinco in its sole discretion, and (iii) the portion of any Tax Return that relates to any Taxes attributable to an error in the Final Overlap Shareholder Spreadsheet shall be prepared jointly by Remainco and Spinco. For the avoidance of doubt, the foregoing sentence shall apply only to the extent that the Parties shall be aware of the Remainco Tainting Act, the Spinco Tainting Act, or an error in the Final Overlap Shareholder Spreadsheet, as applicable, at the time such Tax Return is prepared.

Section 3.03          Tax Reporting Practices.

(a)           General Rule. With respect to any Tax Return that either Company has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.02, for any Pre-Distribution Period or any Straddle Period (or Post-Distribution Period to the extent items reported on such Tax Return might reasonably be expected to affect items as reported on any Tax Return for any Pre-Distribution Period or any Straddle Period), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”), including, for example, the methodology historically adopted by the Companies for the accrual of non-U.S. Taxes for purposes of computing any foreign tax credit for U.S. tax purposes, used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by the Company preparing and filing the Tax Return.

Section 3.04          Consolidated or Combined Tax Returns.

(a)           Spinco will elect and join and will cause its Affiliates to elect and join, in filing any consolidated, combined or unitary Tax Returns that Remainco determines in good faith are required to be filed or that Remainco chooses to file pursuant to Section 3.02 with respect to any Pre-Distribution Period.

(b)          With respect to all Remainco Consolidated Returns for the taxable year which includes the Distribution Date, Remainco shall use the closing of the books method under Treasury Regulations Section 1.1502-76.

Section 3.05          Right to Review Tax Returns.

(a)           Except as otherwise agreed by the Companies, in the case of any material Tax Returns provided for by Section 3.02, to the extent not previously filed, no later than thirty (30) days prior to the Due Date of each such Tax Return (reduced to fifteen (15) days for state or local Tax Returns), the Responsible Company shall make available or cause to be made available drafts of such Tax Return (together with all related work papers) to the other Company. The other Company shall have access to any and all data and information necessary for the preparation of all such Tax Returns and the Companies shall cooperate fully in the preparation and review of such Tax Returns. Subject to the preceding sentence, no later than fifteen (15) days after receipt of such Tax Returns (reduced to ten (10) days for state or local Tax Returns), the other Company shall have a right to object to such Tax Return (or items with respect thereto) by written notice to the Responsible Company; such written notice shall contain such disputed item (or items) and the basis for its objection.

(b)          If a Company does object by proper written notice described in Section 3.05(a), the Companies shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Companies have not resolved the disputed item or items by the day five (5) days prior to the Due Date of such Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 3.05 (revised to reflect all initially disputed items that the Companies have agreed upon prior to such date).

(c)          In the event a Tax Return is filed that includes any disputed item for which proper notice was given pursuant to Section 3.05(a) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Section 13. In the event that the resolution of such disputed item (or items) in accordance with Section 13 with respect to a Tax Return is inconsistent with such Tax Return as filed, the Responsible Company (with cooperation from the other Company) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Tax Return is adjusted as a result of a resolution pursuant to Section 13, proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Section 4 in a manner that reflects such resolution.

Section 3.06         Refunds, Carrybacks and Amended Tax Returns.

(a)          Refunds.

(i)             Each Company (and its Affiliates) (the “Claiming Company”) shall be entitled to Refunds that relate to Taxes for which it (or its Affiliates) is liable hereunder. For the avoidance of doubt, to the extent that a particular Refund of Taxes may be allocable to a Straddle Period with respect to which the Parties may share responsibility pursuant to Sections 2 and 3, the portion of such Refund to which each Party will be entitled shall be determined by comparing the amount of payments made by a Party to a Tax Authority or to the other Party (and reduced by the amount of payments received from the other Party) pursuant to Sections 2 and 3 with the Tax liability of such Party as determined under Section 2.01, taking into account the facts as utilized for purposes of claiming such Refund.

(ii)           Notwithstanding Section 3.06(a)(i), to the extent a claim for a Refund results in a Correlative Detriment to the other Company (or its Affiliates), any such Refund that is received by the Claiming Company (or its Affiliates) shall, and only to the extent thereof, be paid to the other Company (or its Affiliates) that incurs such Correlative Detriment.

(iii)          In the event of an adjustment relating to Taxes pursuant to a Final Determination for which one Party is responsible under this Agreement which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be responsible pursuant to this Agreement (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such adjustment an amount equal to the amount of such reduction in the Taxes of the Benefited Party.

(iv)           Any Refund or portion thereof to which a Claiming Company is entitled pursuant to this Section 3.06(a) that is received or deemed to have been received as described herein by the other Company (or its Affiliates) shall be paid by such other Company to the Claiming Company in immediately available funds in accordance with Section 4. To the extent a Company (or its Affiliates) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Tax Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Company to the Claiming Company pursuant to this Section 3.06(a), such Company shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable.

(v)            Notwithstanding anything to the contrary in this Agreement, any Company that has claimed (or caused one or more of its Affiliates to claim) a Refund shall be liable for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to the Refund claim.

(b)         Carrybacks.

(i)             To the extent permitted by applicable Law, Spinco shall relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Distribution Period to any Pre-Distribution Period or Straddle Period with respect to Taxes reflected on a Remainco Consolidated Return.

(ii)            Notwithstanding anything to the contrary in this Agreement, any Company that has claimed (or caused one or more of its Affiliates to claim) a Tax Attribute carryback shall be liable for any Taxes that result from such carryback claim or become due and payable as a result of the subsequent adjustment, if any, to the carryback claim.

(iii)           A Company shall be entitled to any Refund that is attributable to, and would not have arisen but for, a carryback of a Tax Attribute by such Company pursuant to the provisions set forth in Section 3.06(b).

(iv)           A Company shall be entitled to any Tax Benefit actually recognized by the other Company or its Affiliates as a result of any carryback of a Tax Attribute by such first Company.

(c)          Amended Tax Returns.

(i)             Notwithstanding Section 3.01, neither Company (nor its Affiliates) shall file an amended Tax Return for a Pre-Distribution Period or a Straddle Period without the consent in its sole discretion, of the other Company; provided, however, that Remainco may file any such amended Tax Return to the extent it relates solely to Remainco Taxes.

(ii)            A Company that is permitted (or whose Affiliate is permitted) to file an amended Tax Return shall not be relieved of any liability for payments pursuant to this Agreement notwithstanding that the other Company consented to the filing of such amended Tax Return giving rise to such liability.

Section 3.07         Apportionment of Tax Attributes. Remainco shall reasonably determine in good faith, and advise Spinco in writing, of the amount of any Tax Attributes arising in a Pre-Distribution Period that shall be allocated or apportioned to the Spinco Group under applicable Law, provided that this Section 3.07 shall not be construed as obligating Remainco to undertake an “earnings & profits study” or similar determinations. The Remainco Group and the Spinco Group agree to compute all Taxes for Post-Distribution Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 3.07 unless otherwise required by a Final Determination. Subject to sections 3.08 and 3.09, to the extent that the amount of any Tax Attribute is later reduced or increased as a result of a Final Determination, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to this Section 3.07.

Section 3.08         Section 336(e) Election. Remainco shall make a timely protective election under and in accordance with Section 336(e) of the Code and the Treasury Regulations issued thereunder with respect to the Spin-Off for Spinco and each Spinco entity that is a domestic corporation for U.S. federal income tax purposes (a “Section 336(e) Election”). Remainco shall provide a copy of the contents of a Section 336(e) Election and any agreements or filings required in connection with a Section 336(e) Election to Spinco for consent, which shall not be unreasonably withheld or delayed. Spinco shall take any action reasonably requested by Remainco in connection with the filing of a Section 336(e) Election. It is intended that a Section 336(e) Election have no effect unless the Spin-Off is a “qualified stock disposition” either because (i) the Spin-Off is not a transaction described in Treasury Regulations Section 1.336-1(b)(5)(i)(B) or (ii) Treasury Regulations Section 1.336-1(b)(5)(ii) applies to the Spin-Off (any such circumstance, a “Tax-Free Transaction Failure”). For the avoidance of doubt, if the Section 336(e) Election becomes effective, the calculation of Remainco Taxes and Spinco Taxes, as the case may be, shall take into account any income, gain, loss or deduction arising from the Section 336(e) Election.

Section 3.09        Remainco Compensation for Tax Receivables. If and to the extent that there is a Tax-Free Transaction Failure and the resulting Taxes (including any Taxes attributable to the Section 336(e) Election) are considered Remainco Taxes (rather than Spinco Taxes), (a)(i) Remainco shall be entitled to periodic payments from Spinco equal to 10% of the tax savings arising from the step-up in tax basis resulting from the Section 336(e) Election and (ii) the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments; provided that any such tax saving in clause (i) shall be determined using a “with and without” methodology (treating any deductions or amortization attributable to the step-up in tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards) and (b) Spinco shall indemnify and hold harmless Remainco for, and shall pay to Remainco, with respect to 90% of (i) the amount, if any, by which Remainco Taxes are increased, determined using a “with and without” methodology, that are attributable to the effectiveness of the Section 336(e) Election as a result of the Tax-Free Transaction Failure as compared to the Remainco Taxes that would otherwise be payable as a result of the Tax-Free Transaction Failure had the Section 336(e) Election not been made, and (ii) all reasonable accounting, legal and other professional fees and court costs incurred solely in connection with the amount described in the immediately preceding clause (i), with such payments being made, with respect to Remainco Taxes, on or prior to each Payment Date or, if later, three (3) Business Days after receiving notice from Remainco of the amount of such Remainco Taxes, and, in the case of the items set forth in sub-clause (ii) of this clause (b), three (3) Business Days after receiving notice from Remainco of such amount.

Section 4.              Tax Payments.

Section 4.01          Payment of Taxes.

(a)           Computation and Payment of Tax Due. At least three (3) Business Days prior to any Payment Date for any Tax Return, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 3.03 relating to consistent reporting practices, as applicable) with respect to such Tax Return on such Payment Date. The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date. The Responsible Company shall provide notice to the other Company setting forth such other Company’s responsibility for the amount of Taxes paid to the Tax Authority and provide proof of payment of such Taxes.

(b)           Computation and Payment of Liability with Respect to Tax Due. Within fifteen (15) days following the earlier of (i) the due date (including extensions) for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, if Remainco is the Responsible Company, then Spinco shall pay to Remainco the amount allocable to the Spinco Group under the provisions of this Agreement, and if Spinco is the Responsible Company, then Remainco shall pay to Spinco the amount allocable to the Remainco Group under the provisions of this Agreement. For the avoidance of doubt, however, the thirty (30) day period described herein shall not commence unless and until the Responsible Company notifies the other Company pursuant to Section 4.01(a) hereof, nor shall interest accrue during any time period where such notification has not been received.

(c)           Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to such Final Determination. The Responsible Company shall compute the amount attributable to the Spinco Group or the Remainco Group (as the case may be) in accordance with this Agreement and Spinco shall pay to Remainco any amount due Remainco (or Remainco shall pay Spinco any amount due Spinco) under this Agreement within thirty (30) days from the later of (i) the date the additional Tax was paid by the Responsible Company or, in an instance where no cash payment is due to a Tax Authority, the date of such Final Determination, or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.

Section 4.02          Indemnification Payments.

(a)           If any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Company”) is liable for under this Agreement, the Payor shall provide notice to the Required Company for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Such Required Company shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Required Company disputes the amount it is liable for under this Agreement, the Required Company shall reimburse the Payor within forty-five (45) days of delivery by the Payor of the notice described above. To the extent the Required Company does not agree with the amount the Payor claims the Required Company is liable for under this Agreement, the dispute shall be resolved in accordance with Section 13.

(b)           Any Tax indemnity payment required to be made by the Required Company pursuant to this Agreement shall be reduced by any corresponding Tax Benefit payment required to be made to the Required Company by the other Company pursuant to Section 5. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.

(c)           All indemnification payments under this Agreement shall be made by Remainco directly to Spinco and by Spinco directly to Remainco; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Remainco Group, on the one hand, may make such indemnification payment to any member of the Spinco Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 12.

Section 5.              Tax Benefits and Remainco Tax Attributes.

Section 5.01          Tax Benefits.

(a)           If a member of the Spinco Group recognizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Remainco Group is liable hereunder and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), or if a member of the Remainco Group recognizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Spinco Group is liable hereunder and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), Spinco or Remainco, as the case may be, shall make a payment to the other company within one hundred twenty (120) days following such actual recognition of the Tax Benefit, in an amount equal to such Tax Benefit.

(b)           No later than one hundred twenty (120) days after a Tax Benefit described in Section 5.01(a) is actually recognized by a member of the Remainco Group or a member of the Spinco Group, Remainco (if a member of the Remainco Group recognizes such Tax Benefit) or Spinco (if a member of the Spinco Group recognizes such Tax Benefit) shall provide the other Company with notice of the amount payable to such other Company by Remainco or Spinco pursuant to this Section 5. In the event that Remainco or Spinco disagrees with any such calculation described in this Section 5.01(b), Remainco or Spinco shall so notify the other Company in writing within thirty (30) days of receiving the written calculation set forth above in this Section 5.01(b). Remainco and Spinco shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 5 shall be determined in accordance with the disagreement resolution provisions of Section 13 as promptly as practicable.

For the avoidance of doubt, this Section 5 shall apply to any adjustment under Section 482 of the Code or any similar provisions by any Tax Authority increasing the amount of payments received or deemed received by (1) any member of the Remainco Group from any member of the Spinco Group or (2) any member of the Spinco Group from any member of the Remainco Group.

Section 6.             Tax-Free Status.

Section 6.01         Restrictions on the Companies.

(a)          Restrictions on Spinco. During the Restricted Period, Spinco and RMT Partner shall not:

(i)            enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur, with respect to Spinco;

(ii)           merge or consolidate with any other Person (other than (i) pursuant to the Merger or (ii) any merger or consolidation in which Spinco merges with an entity wholly-owned, directly or indirectly, by RMT Partner and Spinco is the surviving corporation) or liquidate or partially liquidate; or approve or allow any merger, consolidation, liquidation, or partial liquidation of any of the Active Business Entities;

(iii)          approve or allow the discontinuance, cessation, or sale or other transfer of, or a material change in, any Active Business;

(iv)          approve or allow the sale, issuance, or other disposition, directly or indirectly, of any share of, or other equity interest or an instrument convertible into an equity interest in, any of the Active Business Entities;

(v)           sell or otherwise dispose of more than thirty-five percent (35%) percent of its consolidated gross or net assets, or approve or allow the sale or other disposition (to an Affiliate or otherwise) of more than thirty-five percent (35%) of its consolidated gross or net assets or more than thirty-five percent (35%) of the consolidated gross or net assets of the Active Business conducted by a particular Active Business Entity (in each case excluding sales or other dispositions (i) in the ordinary course of business or (ii) to a Person that is a disregarded entity separate from the transferor for U.S. federal income tax purposes, and measured based on fair market values as of the Distribution Date);

(vi)          amend its certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of Spinco stock;

(vii)          issue shares of a new class of non-voting stock, or otherwise issue shares of stock in a non-pro rata proportion that could reasonably be expected to have adverse consequences under Section 355(e) of the Code;

(viii)         purchase, directly or through any Affiliate, any of RMT Partner’s outstanding stock, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 on Revenue Procedure 96-30);

(ix)           refinance or assume (excluding any guarantee of the Spinco New Debt by the RMT Partner or any of its Affiliates), within a year of the Distributions, the Spinco New Debt; provided that, for purposes of this Section 6.01(a)(ix), SpinCo may repay all or any portion of the SpinCo New Debt with the proceeds of new third-party indebtedness of SpinCo (the “SpinCo Replacement Debt”) in which case the representations, warranties and covenants in this Agreement with respect to the SpinCo New Debt shall be deemed to refer to the SpinCo Replacement Debt;

(x)            with respect to the Distributions, take any action or fail to take any action, or permit any member of the Spinco Group to take any action or fail to take any action, that is inconsistent with any representation or covenant made in the Tax Opinions/Rulings or the Ruling Request; or

(xi)           take any action or permit any other member of the Spinco Group to take any action (including any transactions with a third-party or any transaction with any Company) that, individually or in the aggregate (taking into account other transactions described in this Section 6.01) would be reasonably likely to adversely affect the Tax-Free Status;

provided, however, that in the case of any of the Active Business Entities, Spinco or RMT Partner shall be permitted to take such action or one or more actions set forth in the foregoing clauses (ii), (iv) or (v) in connection with any internal restructuring or integration transaction as long as such action does not cause the Spinco SAG to cease conducting the Active Business being conducted by such Active Business Entity; provided further, that Spinco or RMT Partner shall be permitted to take such action or one or more actions set forth in the foregoing clauses (i) through (x) if, prior to taking any such actions, Spinco or RMT Partner shall (1) have received a favorable private letter ruling from the IRS, or a ruling from another Tax Authority that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), in form and substance satisfactory to Remainco in its discretion, which discretion shall be reasonably exercised in good faith to prevent the imposition on Remainco, or responsibility for payment by Remainco, of Distribution Taxes (which discretion shall include consideration of the reasonableness of any representations made in connection with such Post-Distribution Ruling) or (2) have received an Unqualified Tax Opinion, taking into account such actions and any other relevant transactions in the aggregate, in form and substance satisfactory to Remainco (including any representations or assumptions that may be included in such Unqualified Tax Opinion), acting reasonably and in good faith solely to prevent the imposition on Remainco, or responsibility for payment by Remainco, of Distribution Taxes. Spinco and RMT Partner shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to Remainco as soon as practicable prior to taking or failing to take any action set forth in the foregoing clause (a) through (j). Remainco’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. Spinco shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse Remainco for all reasonable out-of-pocket costs and expenses that Remainco may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.

(b)          Restrictions on Remainco. During the Restricted Period, Remainco shall not:

(i)             enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur with respect to Remainco;

(ii)            merge or consolidate with any other Person or liquidate or partially liquidate; or approve or allow any merger, consolidation, liquidation, or partial liquidation of any of the Active Business Entities;

(iii)           approve or allow the discontinuance, cessation, or sale or other transfer of, or a material change in, any Active Business;

(iv)           approve or allow the sale, issuance, or other disposition, directly or indirectly, of any share of, or other equity interest or an instrument convertible into an equity interest in, any of the Active Business Entities;

(v)            sell or otherwise dispose of more than thirty-five percent (35%) percent of its consolidated gross or net assets, or approve or allow the sale or other disposition (to an Affiliate or otherwise) of more than thirty-five percent (35%) of its consolidated gross or net assets or more than thirty-five percent (35%) of the consolidated gross or net assets of the Active Business conducted by a particular Active Business Entity (in each case excluding sales or other dispositions (i) in the ordinary course of business or (ii) to a Person that is a disregarded entity separate from the transferor for U.S. federal income tax purposes, and measured based on fair market values as of the Distribution Date);

(vi)           amend its certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of Remainco stock;

(vii)          issue shares of a new class of non-voting stock, or otherwise issue shares of stock in a non-pro rata proportion that could reasonably be expected to have adverse consequences under Section 355(e) of the Code;

(viii)         with respect to the Distributions, take any action or fail to take any action, or permit any member of the Remainco Group to take any action or fail to take any action, that is inconsistent with any representation or covenant made in the Tax Opinions/Rulings or the Ruling Request; or

(ix)           take any action or permit any other member of the Remainco Group to take any action (including any transactions with a third-party or any transaction with any Company) that, individually or in the aggregate (taking into account other transactions described in this Section 6.01) would be reasonably likely to adversely affect the Tax-Free Status;

provided, however, that in the case of any of the Active Business Entities, Spinco or RMT Partner shall be permitted to take such action or one or more actions set forth in the foregoing clauses (ii), (iv) or (v) in connection with any internal restructuring or integration transaction as long as such action does not cause the Remainco SAG to cease conducting the Active Business being conducted by such Active Business Entity; provided further, that Remainco shall be permitted to take such action or one or more actions set forth in the foregoing clauses (i) through (ix) if, prior to taking any such actions, Remainco shall (1) have received a favorable Post-Distribution Ruling, in form and substance satisfactory to RMT Partner in its discretion, which discretion shall be reasonably exercised in good faith to prevent the imposition on Spinco, or responsibility for payment by Spinco, of Distribution Taxes (which discretion shall include consideration of the reasonableness of any representations made in connection with such Post-Distribution Ruling) or (2) have received an Unqualified Tax Opinion, taking into account such actions and any other relevant transactions in the aggregate, in form and substance satisfactory to RMT Partner (including any representations or assumptions that may be included in such Unqualified Tax Opinion), acting reasonably and in good faith solely to prevent the imposition on Spinco, or responsibility for payment by Spinco, of Distribution Taxes. Remainco shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to RMT Partner as soon as practicable prior to taking or failing to take any action set forth in the foregoing clause (a) through (j). RMT Partner’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. Remainco shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse RMT Partner for all reasonable out-of-pocket costs and expenses that Spinco may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.

Section 6.02        Liability for Distribution Tax-Related Losses. In the event that Distribution Taxes become due and payable to a Tax Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(a)          if such Distribution Taxes are attributable to a Remainco Tainting Act, then Remainco shall be responsible for any Distribution Tax-Related Losses;

(b)          if such Distribution Taxes are attributable to a Spinco Tainting Act, then Spinco shall be responsible for any Distribution Tax-Related Losses;

(c)            if such Distribution Taxes are attributable to both a Remainco Tainting Act and a Spinco Tainting Act, responsibility for such Distribution Tax-Related Losses shall be allocated between Remainco and Spinco according to relative fault; provided, however, that if such Distribution Taxes result from the application of Section 355(e) of the Code to the Distributions, (i) Remainco shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses if a Remainco Tainting Act causes the application of Section 355(e) of the Code and a Spinco Tainting Act does not cause the application of Section 355(e) of the Code, and (ii) Spinco shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses if a Spinco Tainting Act cause the application of Section 355(e) of the Code and a Remainco Tainting Act does not cause the application of Section 355(e) of the Code;

(d)           if such Distribution Taxes are attributable to an error on the Final Overlap Shareholder Spreadsheet or otherwise to the failure of the Tax-Free Status because of an issue with respect to the computation or availability of Overlap Shareholders, then Spinco shall be responsible for 90% of any Distribution Tax-Related Losses and Remainco shall be responsible for 10% of any Distribution Tax-Related Losses; and

(e)            if such Distribution Taxes are not attributable to a Remainco Tainting Act or a Spinco Tainting Act or an event described in Section 6.02(d) of this Agreement, then Remainco shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses.

Section 7.              Cooperation and Reliance.

Section 7.01           Assistance and Cooperation.

(a)           The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 8. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b)           Any information or documents provided under this Section 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Company nor any Affiliate shall be required to provide the other Company or any Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to the first Company, the business or assets of the first Company or any of its Affiliates and (ii) in no event shall any Company or its Affiliates be required to provide the other Company, any of the other Company’s Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that a Company determines that the provision of any information to the other Company or an Affiliate of the other Company could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Company shall use reasonable best efforts to permit compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.

Section 7.02        Tax Return Information. Spinco and Remainco acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Remainco or Spinco pursuant to Section 7.01 or this Section 7.02. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

Section 7.03         Non-Performance. If a Company (or any of its Affiliates) fails to comply with any of its obligations set forth in this Section 7 upon reasonable request and notice by the other Company (or any of its Affiliates) and such failure results in the imposition of additional Taxes, the non-performing Company shall be liable in full for such additional Taxes.

Section 7.04         Costs. Each Company shall devote the personnel and resources necessary in order to carry out this Section 7 and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each Company shall carry out its responsibilities under this Section 7 at its own cost and expense.

Section 8.             Tax Records.

Section 8.01         Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods (including Tax Records relevant to the abandoned property audits commenced prior to the date hereof in the possession of the Spinco Group, including electronic records in the Spinco Group’s SAP Software Solutions or Navision systems), and Remainco shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon ninety (90) days’ prior written notice to the other Company. If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon ninety (90) days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such ninety (90)-day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Company determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records (including electronic records in the Spinco Group’s SAP Software Solutions or Navision systems), then such Company may decommission or discontinue such program or system upon ninety (90) days’ prior notice to the other Company and the other Company shall have the opportunity, at its cost and expense, to copy, within such ninety (90)-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.02          Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system, including in the Spinco Group’s SAP Software Solutions or Navision systems)) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement. To the extent any Tax Records are required to be or are otherwise transferred by the Companies or their respective Affiliates to any person other than an Affiliate, the Company or its respective Affiliate shall transfer such records to the other Company at such time.

Section 9.              Tax Contests.

Section 9.01          Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it is indemnified by the other Company hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Company has knowledge of an asserted Tax liability with respect to a matter for which it is entitled to indemnification hereunder and such Company fails to give the indemnifying Company prompt notice of such asserted Tax liability and the indemnifying Company is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying Company is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Company shall have no obligation to indemnify the indemnified Company for such Tax liability or any other Taxes arising from such failure, and (ii) if the indemnifying Company is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Company, then any amount which the indemnifying Company is otherwise required to pay the indemnified Company pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.02          Control of Tax Contests.

(a)           Controlling Company. In the case of any Tax Contest with respect to any Tax Return, the Company that would be primarily liable under this Agreement to pay the applicable Tax Authority the Taxes resulting from such Tax Contest shall administer and control such Tax Contest (the “Controlling Company”); provided, however, with respect to any Tax Contest relating to a Pre-Distribution Period and Spinco with respect to which Remainco is the Controlling Company, Remainco at its election may direct Spinco to conduct all or part of such Tax Contest subject to the supervision and direction of Remainco at Remainco’s expense.

(b)          Settlement Rights. The Controlling Company must obtain the prior consent, such consent not to be unreasonably withheld, conditioned or delayed, of the other non-controlling Company (the “Non-Controlling Company”) prior to contesting, litigating, compromising or settling any Tax Contest related to an adjustment which the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment under this Agreement (or any payment under Section 5). Unless waived by the Companies in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment under this Agreement (or any payment under Section 5) to the Controlling Company under this Agreement: (i) the Controlling Company shall keep the Non-Controlling Company informed in a timely manner of all actions taken or proposed to be taken by the Controlling Company with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Company shall provide the Non-Controlling Company copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Company shall timely provide the Non-Controlling Company with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Company shall consult with the Non-Controlling Company (including, without limitation, regarding the use of outside advisors to assist with the Tax Contest) and offer the Non-Controlling Company a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Company shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Company to take any action specified in the preceding sentence with respect to the Non-Controlling Company shall not relieve the Non-Controlling Company of any liability and/or obligation which it may have to the Controlling Company under this Agreement except to the extent that the Non-Controlling Company was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Company from any other liability or obligation which it may have to the Controlling Company.

(c)           Tax Contest Participation. Unless waived by the Companies in writing, the Controlling Company shall provide the Non-Controlling Company with written notice reasonably in advance of, and the Non-Controlling Company shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 5) to the Controlling Company under this Agreement. The failure of the Controlling Company to provide any notice specified in this Section 9.02(c) to the Non-Controlling Company shall not relieve the Non-Controlling Company of any liability and/or obligation which it may have to the Controlling Company under this Agreement except to the extent that the Non-Controlling Company was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Company from any other liability or obligation which it may have to the Controlling Company.

(d)           Power of Attorney. Each member of the Spinco Group shall execute and deliver to Remainco (or such member of the Remainco Group as Remainco shall designate) any power of attorney or other similar document reasonably requested by Remainco (or such designee) in connection with any Tax Contest (as to which Remainco is the Controlling Company) described in this Section 9. Each member of the Remainco Group shall execute and deliver to Spinco (or such member of the Spinco Group as Spinco shall designate) any power of attorney or other similar document requested by Spinco (or such designee) in connection with any Tax Contest (as to which Spinco is the Controlling Company) described in this Section 9.

(e)            Costs. All external out-of-pocket costs and expenses that are incurred by the Controlling Company with respect to a Tax Contest related to an adjustment which the Non-Controlling Company may reasonably be expected to become liable to make any indemnification payment under this Agreement shall be shared by the Companies according to each Company’s relative share of the potential Tax liability with respect to the Tax Contest as determined under this Agreement; provided, however, that a Non-Controlling Company shall not be liable for fees payable to outside advisors to the extent that the Controlling Company failed to consult with the Non-Controlling Company pursuant to Section 9.02(b). If the Controlling Company incurs out-of-pocket costs and expenses to be shared under this Section 9.02(e) during a fiscal quarter, such Controlling Company shall provide notice to the Non-Controlling Company within thirty (30) days after the end of such fiscal quarter for the amount due from such Non-Controlling Company pursuant to this Section 9.02(e), describing in reasonable detail the particulars relating thereto. Such Non-Controlling Company shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Non-Controlling Company disputes the amount it is liable for under this Section 9.02(e), the Non-Controlling Company shall reimburse the Controlling Company within forty-five (45) days of delivery by the Controlling Company of the notice described above. To the extent the Non-Controlling Company does not agree with the amount the Controlling Company claims the Non-Controlling Company is liable for under this Section 9.02(e), the dispute shall be resolved in accordance with Section 13. During the first month of each fiscal quarter in which it expects to incur costs for which reimbursement may be sought under this Section 9.02(e), the Controlling Company will provide the Non-Controlling Company with a good faith estimate of such costs.

Section 10.            Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the Distribution Date, (i) all prior intercompany Tax allocation agreements or arrangements between one or more members of the Remainco Group, on the one hand, and one or more members of the Spinco Group, on the other hand, shall be terminated; and (ii) amounts due under such agreements shall be settled. Upon such termination and settlement, no further payments by or to Remainco or by or to Spinco with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time.

Section 11.            Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 12.            Treatment of Payments; Tax Gross Up.

Section 12.01        Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law,

(a)           any Tax indemnity payments made by a Company under this Agreement shall be treated for Tax purposes by the Payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Spin-Off (but only to the extent the payment does not relate to a Tax allocated to the Payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability, and

(b)           any Tax Benefit payments made by a Company under Section 5, shall be treated for Tax purposes by the Payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Spin-Off (but only to the extent the payment does not relate to a Tax allocated to the Payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

Section 12.02       Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement (disregarding for these purposes any such adjustment which arises solely as a result of a failure of the recipient Company to distribute such payment in the manner described in Section 361(b)(1)(A) of the Code) such payment shall be appropriately adjusted so that the amount of such payment, reduced by all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

Section 13.            Disagreements.

Section 13.01        Disputes. Except as set forth in Section 13.03 and Section 13.04, in the event of any dispute or disagreement (a “Dispute”) between any member of the Remainco Group and any member of the Spinco Group under this Agreement, the provisions of Article VII of the Separation and Distribution Agreement shall apply mutatis mutandis.

Section 13.02       Referral to Tax Advisor for Computational Disputes. Notwithstanding anything to the contrary in Section 13.01, with respect to any Dispute under this Agreement involving computational matters (excluding, for the avoidance of doubt, the determination under the Merger Agreement of Overlap Shareholders), if the Parties are not able to resolve the Dispute through the process set forth in Section 13.01, then such Dispute will be referred to a Tax Advisor acceptable to each of the Companies to act as an arbitrator in order to resolve the Dispute. In the event that the Companies are unable to agree upon a Tax Advisor within fifteen (15) days following the completion of the discussion process, the Companies shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Companies to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Dispute as soon as practical, but in any event no later than thirty (30) days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Companies.

Section 13.03       Injunctive Relief. Nothing in this Section 13 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, Remainco and Spinco are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of Remainco and Spinco will cause its respective Group members not to commence any dispute resolution procedure other than as provided in this Section 13.

Section 14.           Expenses. Except as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within 30 days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

Section 15.           General Provisions.

Section 15.01       Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Central Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

if to Remainco or, prior to the Distributions, Spinco, to:

Rexnord Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Patricia M. Whaley, Vice President, General Counsel & Secretary
Email: [Redacted]

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: R. Alec Dawson and Andrew L. Milano

Phone: (212) 309-7092

            (212) 309-6252

Fax: (212) 309-6001

Email: alec.dawson@morganlewis.com

            andrew.milano@morganlewis.com

and

Richards, Layton & Finger, P.A.

920 North King Street

P.O. Box 551

Wilmington, DE 19801

Attention: Mark Gentile and Stephanie Norman

Phone: (302) 651-7722; (302) 651-7756

Email: gentile@rlf.com; norman@rlf.com

if to RMT Partner or, following the Distributions, Spinco, to:

Regal Beloit Corporation
200 State Street
Beloit, WI 53511
Attention: Thomas E. Valentyn, Vice President, General Counsel and Secretary
Email: [Redacted]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Scott R. Williams and Christopher R. Hale
Fax: (312) 853-7036
Email: swilliams@sidley.com and chale@sidley.com

A copy of any notice from Remainco to Spinco, or from Spinco to Remainco, prior to the Distributions shall be provided to RMT Partner in accordance with the notice procedures set forth in this Section 15.01.

Section 15.02       Binding Effect; Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, except that a Party may assign any of its rights under this Agreement: (i) as collateral security to a creditor, (ii) to one of its Affiliates or (iii)(A) in connection with the sale of all or substantially all of its assets or (B) in the case of RMT Partner or Spinco in connection with the sale of substantially all of the assets of the Spinco Business or the business unit of which it is a part; provided, however, that in each case, no such assignment shall relieve such Party of any of its obligations. Any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party in violation of this Agreement without the prior written consent of the other Parties shall be void and of no effect.

Section 15.03       Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and, in the case of waivers by Remainco or Spinco or any of their Subsidiaries, consented to in writing by RMT Partner; and any waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 15.04       Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 15.05      Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 15.06       Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Parties in accordance with Section 9.

Section 15.07       Integration. The exhibits and schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the exhibits or schedules hereto constitutes an admission of any liability or obligation of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any exhibit or schedule hereto is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation and Distribution Agreement, the Merger Agreement or any of the other Ancillary Agreements. In furtherance thereof, except as otherwise specifically set forth in this Agreement or the Separation and Distribution Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by this Agreement.

Section 15.08       Rules of Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)          The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e)           As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.

(f)           Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and exhibits or schedules to this Agreement.

(g)          As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision.

(h)          The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i)           Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

(j)           Unless the context requires otherwise, references in this Agreement to “Remainco” shall also be deemed to refer to the applicable member of the Remainco Group, references to “Spinco” shall also be deemed to refer to the applicable member of the Spinco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Remainco or Spinco shall be deemed to require Remainco or Spinco, as the case may be, to cause the applicable members of the Remainco Group or the Spinco Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a schedule referred to in any such definition shall take priority over any provision of the text thereof.

Section 15.09       Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative recovery with respect to any matter arising out of the same facts and circumstances.

Section 15.10      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 15.11       Governing Law; Jurisdiction; Remedies. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any dispute between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Law, the Court of Chancery does not have subject matter jurisdiction over such matter in any federal court in the State of Delaware or, if under applicable Law, neither such court has subject matter jurisdiction over such matter, in any other state court in the State of Delaware, and in each case any appellate court with jurisdiction therefrom (the “Chosen Courts”); (b) each of the Parties irrevocably waives the right to trial by jury; and (c) each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other dispute in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other dispute is improper; or (z) this Agreement, the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document in accordance with the provisions of Section 15.01 will be effective service of process for any claim, action, suit or other dispute in the Chosen Courts, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereby agree that a final judgment in any such claim, suit, action or other dispute will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 15.12       Amendment. This Agreement may not be amended except by an instrument in writing signed by an authorized representative of each of the Parties..

Section 15.13      Remainco or Spinco Affiliates. If, at any time, Remainco or Spinco acquires or creates one or more Affiliates that are includable in the Remainco Group or Spinco Group, as the case may be, they shall be subject to this Agreement and all references to the Remainco Group or Spinco Group, as the case may be, herein shall thereafter include a reference to such Affiliates.

Section 15.14       Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the Parties hereto (including but not limited to any successor of Remainco or Spinco succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original Party to this Agreement. As of the Effective Time, this Agreement shall be binding on RMT Partner and RMT Partner shall be subject to the obligations and restrictions imposed on Spinco hereunder and, for the avoidance of doubt, any restrictions applicable to Spinco shall apply to RMT Partner mutatis mutandis.

Section 15.15      Third-Party-Beneficiaries. This Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

Rexnord Corporation, a Delaware corporation

By:	/s/ Todd A. Adams
Name:	Todd A. Adams
Title:	President and Chief Executive Officer

Land Newco, Inc., a Delaware corporation

By:	/s/ Todd A. Adams
Name:	Todd A. Adams
Title:	President

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

Regal Beloit Corporation, a Wisconsin corporation

By:	/s/ Louis V. Pinkham
Name:	Louis V. Pinkham
Title:	Chief Executive Officer